Exhibit 21. Subsidiaries of Registrant

Name of Subsidiary	Jurisdiction of Incorporation	Year Acquired or Formed	Percentage of Voting Securities Owned
Northeast Bank (and its 100% owned subsidiaries: 200 Elm Realty, LLC; 500 Pine Realty, LLC; 17 Dogwood Realty, LLC)	Maine	1987	100%